As filed with the Securities and Exchange Commission on December 4, 2017.

Registration Statement No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________

ESPEY MFG. & ELECTRONICS CORP.

(Exact name of registrant as specified in its charter)

New York	14-1387171
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

233 Ballston Avenue

Saratoga Springs, New York 12866

(Address of Principal Executive Offices, including zip code)

Espey Mfg. & Electronics Corp. 2017 Stock Option

and Restricted Stock Plan

(Full title of the plan)

Patrick T. Enright, Jr.

President and Chief Executive Officer

233 Ballston Avenue

Saratoga Springs, New York 12866

(518) 584-4100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Lawrence A. Goldman, Esq.

Gibbons P.C.

One Gateway Center

Newark, New Jersey 07102-5310

(973) 596-4500

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.33 1/3 per share	400,000	$22.97	$9,188,000	$1,143.91

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares of Common Stock pursuant to the anti-dilution provisions of the Plan.

(2) Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purposes of calculating the registration fee, based on the average high and low prices per share of the Registrant’s Common Stock as reported on NYSE MKT on November 29, 2017.

EXPLANATORY NOTE

On December 1, 2017, the stockholders of Espey Mfg. & Electronics Corp. (the “Company”) approved the 2017 Stock Option and Restricted Stock Plan (the “2017 Plan”).

This registration statement on Form S-8 relates to the 400,000 shares of Common Stock that may be issued under the 2017 Plan.

PART I

INFORMATON REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I will be sent or given to the participants in the 2017 Plan as specified by Rule 428 under the Securities Act. According to the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Espey Mfg. & Electronics Corp. (“we”, “us”, “our” or the “Company”) incorporates by reference in this registration statement the following documents previously filed by us with the Securities and Exchange Commission (the “Commission”):

(1)	Our Annual Report on Form 10-K for the year ended June 30, 2017;

(2)	The description of our common stock, $.33 1/3 par value per share (the “Common Stock”), set forth in our report on Form 8-K filed with the Commission on October 7, 2005, including any amendment or report filed for the purpose of updating such description; and

(3)	All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation, as amended, provides that the Company will indemnify each director and officer of the Company and the estate of each such person, against the reasonable expense, including attorneys’ fees, incurred in connection with the defense of any action, suit or proceeding to which such person is a party by reason of being an officer or director of the Company or of any corporation which he or she served at the request of the Company. The right of indemnification includes indemnification for the reasonable cost of a settlement made with a view to avoiding costs of litigation. Indemnification shall not be available if it shall be adjudged in any action, suit or proceeding that the officer or director is liable for negligence or misconduct in the performance of his or her duties.

The determination of the amount payable by way of indemnification shall be made either by the applicable court or by a vote of the majority of the entire Board of Directors, excluding the vote of the affected directors. If the determination of an indemnification payment is made by the Board of Directors or in any manner other than by court order, the Company is obligated, within 18 months from the date of payment, to mail to stockholders of record entitled to vote for the election of directors a statement specifying the person paid, the amount of the payments and the final disposition of the litigation.

Our Amended and Restated Bylaws provide that the Company shall indemnify any director or officer who is a party or is threatened to be made a party to any threatened, pending or completed action, proceeding or suit, whether civil or criminal, by reason of the fact that such person was serving the Company as a director or officer or serving any other entity at the request of the Company, against judgments, fines, amounts paid in settlement and expenses, including attorney fees.

It is a condition to indemnification that the officer or director acted in good faith for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in criminal action, that the person had no reason to believe that his or her conduct was unlawful. The Bylaws further provide that no indemnification shall be made if a judgment or other final adjudication adverse to the director or officer establishes that the person’s acts were committed in bad faith or were the result of active and deliberate dishonesty or that the person gained a financial profit or other advantage to which he or she was not entitled.

The right to indemnification under the Amended and Restated Bylaws is not exclusive to any rights that a director or officer may be entitled or the Company provides.

The Amended and Restated Bylaws also authorize the Company to advance expenses to any director or officer to the fullest extent permitted by the New York Business Corporation Law (“BCL”) and authorize the Company to purchase and maintain insurance for indemnification of directors and officers. The Company maintains such insurance.

Section 722(b) of the BCL provides that the termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not itself create a presumption that any director or officer did not act in good faith, for a purpose which he or she reasonably believed to be in the best interests of the Company or, in criminal proceedings, not opposed to the best interests of the Company.

Section 725 of the BCL provides that expenses incurred or advanced in defending a civil or criminal action or proceeding shall be repaid in case the person receiving the advancement is found not to be entitled to indemnification or to the extent the amount of the advancement exceeds the indemnification to which the person is entitled.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
5.1	Opinion of Gibbons P.C.
10.1	2017 Stock Option and Restricted Stock Plan incorporated by reference to the Company’s Definitive Proxy Statement dated October 27, 2017 for the December 1, 2017 annual meeting.
23.1	Consent of Freed Maxick, CPAs, P.C.
23.2	Consent of Gibbons P.C. (included in Exhibit 5.1)
24.1	Powers of Attorney

Item 9. Undertakings.

The Company hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing procedures, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Saratoga Springs, State of New York, on this 4th day of December, 2017.

ESPEY MFG. & ELECTRONICS CORP.

By:	/s/ Patrick T. Enright, Jr.
Patrick T. Enright, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick T. Enright, Jr.	President and Chief Executive Officer	December 4, 2017
Patrick T. Enright, Jr.

/s/ Howard Pinsley*	Chairman of the Board	December 4, 2017
Howard Pinsley

/s/ Barry Pinsley*	Director	December 4, 2017
Barry Pinsley

/s/ Michael W. Wool*	Director	December 4, 2017
Michael W. Wool

/s/ Alvin O. Sabo*	Director	December 4, 2017
Alvin O. Sabo

/s/ Carl Helmetag*	Director	December 4, 2017
Carl Helmetag

/s/ Paul J. Corr*	Director	December 4, 2017
Paul J. Corr

/s/ David O’Neil	Principal Accounting Officer	December 4, 2017
David O’Neil

/s/ Patrick T. Enright, Jr.
*By Patrick T. Enright, Jr. Attorney in Fact

EXHIBIT INDEX

No.	Description	Method of Filing

5.1	Opinion of Gibbons P.C.	Filed with this Registration Statement

10.1	2017 Stock Option and Restricted Stock Plan	Incorporated by reference to the Company’s Definitive Proxy Statement dated October 27, 2017

23.1	Consent of Freed Maxick, CPAs P.C.	Filed with this Registration Statement

23.2	Consent of Gibbons P.C.	Included in Exhibit 5.1

24.1	Powers of Attorney	Filed with this Registration Statement